EXHIBIT 99.1

For: Frozen Food Express Industries, Inc.
Listed: Nasdaq (FFEX)

Company Contacts:
Stoney M. (Mit) Stubbs, Jr. (CEO)
F. Dixon McElwee, Jr. (CFO)
(214) 630-8090

For Immediate Release

Frozen Food Express Industries, Inc. First Quarter
Net Income up 70%

Dallas, Texas - May 2, 2005 - Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced its financial and operating results for the three months ended March 31, 2005 as compared to the same period of 2004.

Total revenue increased by 8.4%, to $118.0 million from $108.9 million for the same quarter of 2004. During the first quarter of 2005, total revenue included fuel surcharge revenue of $10.8 million, compared to $5.0 million for the same quarter of 2004. Also included in first quarter 2005 total revenue was $11.5 million from dedicated services, freight brokerage services and equipment rental, compared to $9.8 million for the same three months of 2004. Total revenue also included $2.2 million from non-freight operations, compared to $2.4 million for the same quarter of 2004.

Income from operations increased by 68% during the first quarter of 2005, as compared to the same three months of 2004. Net income increased by 70%, to $3.3 million from $1.9 million. Diluted earnings per share increased to $.18 from $.11.

President and CEO Stoney M. (“Mit”) Stubbs, Jr. commented: “At $1.9 million, last year’s first quarter net income set a record best for our company. This year, to improve on that by 70% was a significant accomplishment. We’ve accomplished many things since 2003, but there remains room for improvement. For example, non-revenue, or empty, miles increased during 2005’s first quarter. Our shareholders can expect us to be focused on correcting that leakage as well as a continued focus on reducing our selling general and administrative expenses.

“A major contributing factor to our recent successes has been our ability to increase average linehaul revenue per total mile. We saw much better yields during early 2005 than we did a year or two ago. We enjoyed rate increases throughout last year that have benefited us so far during 2005, as compared to last year’s first quarter. Excluding fuel-surcharge revenue, full-truckload linehaul revenue per total mile for the three months ended March 31, 2005 increased 10.9% to $1.43 from $1.29 during the same three months of 2004. Our average linehaul and dedicated revenue per truck per week, which measures equipment and revenue productivity, increased for the quarter by 4.1%, to $3,325 from $3,190 for the same quarter of 2004, including our less-than-truckload (“LTL”) operations. Excluding fuel surcharges, LTL revenue increased by 4% to $28.5 million as compared to $27.4 million during the comparable period of 2004.

“Fuel prices continued to set new record highs during the first three months of 2005. This year’s first quarter fuel expense was $3.6 million, or 28% more than this time last year. The average price per gallon we paid was up by 30%. We have done fairly well in passing higher fuel costs to our customers.

“I also wanted to update you on two transactions we recently announced. First, last month we told you that we had agreed in principle to sell the operating assets of our remaining non-freight business, AirPro. The announcement was contingent upon our being able to finish up the legalese, getting the contracts signed and closing the deal. That all happened late last week, so the deal is final at this time. And, last week we said that we had entered into a definitive agreement to sell one-half of a life insurance investment we own. There were really no contingencies in that deal, other than getting the insurance company to transfer ownership of the policy to the buyer and for the buyer to pay us our $6.1 million. Those ‘details’ were also completed last week. The $3.8 million gain on this deal will be recorded during the second quarter of 2005. Of course, the improvement in our cash position is welcome as well.”

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Consolidated Statements of Income Three Months Ended March 31, (Unaudited and in thousands, except per-share amounts)
	2005	2004
Revenue
Freight revenue	$115,872	$106,489
Non-freight revenue	2,157	2,442
	118,029	108,931
Cost and expenses
Salaries, wages and related expenses	30,626	29,010
Purchased transportation	29,566	30,412
Fuel	16,719	13,089
Supplies and expenses	15,166	12,311
Revenue equipment rent	6,777	8,250
Depreciation	5,822	4,612
Communication and utilities	1,026	974
Claims and insurance	3,437	2,888
Operating taxes and licenses	1,176	1,128
Miscellaneous expenses	31	505
	110,346	103,179
Non-freight costs and operating expenses	2,152	2,462
	112,498	105,641
Operating income	5,531	3,290
Interest and other expense	90	196

Pre-tax income	5,441	3,094

Income tax	2,134	1,154

Net income	$3,307	$1,940

Net income per share of common stock
Basic	$.19	$.11
Diluted	$.18	$.11

Basic shares	17,656	17,139
Diluted shares	18,724	18,261

FROZEN FOOD EXPRESS INDUSTRIES, INC. AND SUBSIDIARIES Operating Statistics Three Months Ended March 31, (Unaudited)
	Three Months
Freight revenue from	2005	2004
Full truckload linehaul services [a]	$65.1	$64.2
Dedicated Fleets [a]	5.4	4.0
Total full-truckload [a]	70.5	68.2
Less-than-truckload (“LTL”) services [a]	28.5	27.4
Fuel adjustments [a]	10.8	5.0
Freight brokerage [a]	4.8	4.3
Equipment rental [a]	1.3	1.5
Total freight revenue [a]	$115.9	$106.5

Total full-truckload revenue [a]	$70.5	$68.2
Less-than-truckload revenue [a]	28.5	27.4
Total linehaul and dedicated fleet revenue [a]	$99.0	$95.6
Weekly average trucks in service	2,290	2,305
Revenue per truck per week [b]	$3,325	$3,190
Full-truckload total miles [a]	45.6	49.8
Full-truckload linehaul revenue per total mile [c]	$1.43	$1.29
Full-truckload linehaul shipments [d]	47.5	49.6
Average full-truckload loaded miles per shipment	859	910
Less-than-truckload total miles [a]	10.6	10.3
Less-than-truckload revenue per total mile [e]	$2.69	$2.66
 Computational Notes:
a)  In millions.
b)  Total linehaul and dedicated fleet revenue divided by number of weeks in period divided by the weekly average trucks in service.
c)  Full-truckload linehaul revenue divided by full-truckload total miles.
d)  In thousands.
e)  LTL linehaul revenue divided by LTL total miles.

Conference Call and Web Cast
FFEX will hold a telephonic conference call tomorrow morning, May 3, 2005 at 10:00 am Central Time (11:00 am Eastern Time) to discuss the first quarter and 2005 operating results. Individuals wishing to participate in the conference call may do so by dialing (800) 320-2978 for domestic (617) 614-4923 for international calls and entering the pass code 84408841 prior to the beginning of the call. There will also be a live web cast of the conference call that can be accessed by clicking on the web cast icon http://www.ffex.net. A replay of the web cast will be available on the company’s website or by telephone at (888) 286-8010 for domestic calls and (617) 801-6888 for international calls for 30 days following the live web cast. The pass code for the replay will be 12628482.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service—providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company’s web site, http://www.ffex.net.

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within management’s control and that may have a bearing on operating results are demand for the company’s services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission.